Exhibit 10.1

Waiver of Lock-up

flyExclusive, Inc.

Sponsor Shares

July 25, 2025

EG Sponsor LLC

375 Park Avenue, 24th Floor

New York, NY 10152

Attn: Matthew. A Lux

Dear Mr. Lux,

This letter is being delivered to you in connection with 5,625,000 shares of Class A Common Stock (the “Shares”) of flyExclusive, Inc. (the “Company”) and warrants to purchase 4,333,333 shares of Class A Common Stock (the “Warrants”) of the Company beneficially owned by EG Sponsor LLC (the “Sponsor”) and the letter agreement executed in connection with the initial public offering of EG Acquisition Corp., dated May 25, 2021 (the “Letter Agreement”), which contains lock-up restrictions covering the Shares (excluding those Shares attributable to the former independent directors of EG Acquisition Corp., which were only subject to a one-year lockup that has now expired) and the Warrants.

The Company hereby notifies you that it wishes to waive, and hereby does irrevocably waive with immediate effect, the transfer restrictions set forth in the Letter Agreement with respect to the Shares and the Warrants, effective July 25, 2025. Except as expressly waived hereby, the Letter Agreement shall remain in full force and effect.

In consideration of the benefits to the Company in connection with the issuance of this waiver, the Company hereby irrevocably agrees to indemnify and hold harmless the Sponsor and its principals, members, partners and direct and indirect owners, and its and their directors, officers, employees, and affiliates (together, the "Indemnified Parties") against all expenses, including reasonable legal fees (as incurred), and against all judgments, claims, losses, damages, liabilities, costs, fines and amounts paid in settlement (collectively, "Losses") incurred by any of the Indemnified Parties as a result of the Company’s issuance of this waiver. This indemnification may be enforced by any of the Indemnified Parties.

This letter shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this letter shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

Sincerely,

/s/ Thomas J. Segrave, Jr.

Thomas J. Segrave, Jr.

flyExclusive, Inc.